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Exhibit 10.34

PROMISSORY NOTE


Borrower:    Conectisys Corp. of Valencia, CA
Lender:      Black Dog Ranch, LLC.
Principal Amount:    $170,000.00


FOR VALUE RECEIVED, Conectisys Corp. promises to pay to Black Dog Ranch, LLC. at such address as may be provided in writing to Conectisys Corp., the principal sum of one hundred seventy thousand ( $170,000.00 ) USD, with interest payable on the unpaid principal at the rate of 18.0 percent per annum, calculated monthly not in advance.


This Note will be repaid in full on September 1, 2004.


At any time while not in default under this Note, Conectisys Corp. may pay the outstanding balance then owing under this Note to Black Dog Ranch, LLC. without further bonus or penalty.


This Note will be construed in accordance with and governed by the laws of the State of California.


All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by Black Dog Ranch, LLC. in enforcing this Note as a result of any default by Conectisys Corp., will be added to the principal then outstanding and will immediately be paid by Conectisys Corp..


This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Conectisys Corp. and Black Dog Ranch, LLC.. Conectisys Corp. waives presentment for payment, notice of non-payment, protest and notice of protest.


 IN WITNESS WHEREOF Conectisys Corp. has duly affixed its signature by a duly authorized officer under seal on this 1st day of September, 2003.

SIGNED, SEALED, AND DELIVERED
this 1st day of September, 2003.


Conectisys Corp.

/S/ Robert Spigno
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